UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 1, 2009

NEOSTEM, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-10909 (Commission File Number)	22-2343568 (IRS Employer Identification No.)

420 Lexington Avenue, Suite 450, New York, New York  10170
(Address of Principal Executive Offices)(Zip Code)

(212) 584-4180
Registrant's Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective October 2, 2009, Mark Weinreb resigned as President of NeoStem, Inc. (the “Company”).  The Company and Mr. Weinreb have entered into a Separation Agreement and General Release.

Item 8.01  Other Events.

Teresa Lepore, age 50, has joined the Company and began serving as the Company’s Vice President, Marketing and Sales effective October 1, 2009.  From March 2005 to September 2009, Ms. Lepore served as a Senior Vice President for PinnacleCare, a company engaged in Health Advisory Services.  Ms. Lepore was responsible for establishing PinnacleCare’s Northeast offices in early 2005. Teresa initiated member services, network development, business development as well as staff recruitment and development.  Ms. Lepore has a diverse background in medical advisory services, disease management program development, community development, fundraising, marketing non-profit administration. Prior to joining PinnacleCare, from March 2002 through June 2004 she was a Health Education Specialist for WellPoint Health Networks, a company engaged in Health Benefits where she designed disease management programs.

Ms. Lepore spent fifteen years in Non-Profit administration before moving into Health Information and Advisory Services. Her non profit background began in crisis intervention programs helping to establish shelters and programs advocating for victims of domestic violence, including Child and Elder abuse.  Her responsibilities included the training and supervision of staff grant writing and general fundraising.  In addition to direct client service organizations Ms. Lepore served as a Resource and Capitalization Coordinator for Common Wealth, Inc., where she was responsible for resource development activities, grant writing, fundraising, and marketing. She provided training and consulting services to community and grassroots groups in community organizing, grant writing, marketing, project planning and resource development.

Ms. Lepore received a Bachelor of Science from Youngstown State University in 1997.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, NeoStem has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOSTEM, INC.

Date: October 6, 2009	By:	/s/ Catherine M. Vaczy
Name: Catherine M. Vaczy
Title: Vice President and General Counsel